UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): March 2, 2007

VITALTRUST BUSINESS DEVELOPMENT CORPORATION
(Exact name of registrant as specified in charter)

Nevada	000-27277	88-0503197
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

2701 North Rocky Point Drive
Suite 325
Tampa, Florida 33607
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (813) 287-5787

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of
Certain Officers; Compensatory Arrangements of Certain Officers.

On March 2, 2007, the Board of Directors of VitalTrust Business Development Corporation (the “Company”) appointed Mark Clancy as Chief Operating Officer and Director of the Company. There are no understandings or arrangements between Mr. Clancy and any other person pursuant to which Mr. Clancy was selected as an executive officer. Mr. Clancy does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or executive officer. Furthermore, the Board of Directors agreed to provide Mr. Clancy an annual base salary of $240,000 paid in equal monthly installments in addition to any other terms and conditions set forth in his employment agreement. As of the date of this Current Report on Form 8-K, Mr. Clancy has not entered into an formal written arrangement with the Company.

Mr. Clancy has over 15 years’ experience in start-up, early stage and crisis management primarily for publicly traded companies.  From January 2004 until the present, Mr. Clancy has served as Chief Executive Officer and Director of US Energy Initiatives Corporation, a publicly traded company engaged in the alternative fuel technology business. From May 2000 until the present, Mr. Clancy has been an advisor to the Chairman of the Board of Pangea Corporation on crisis engagements with various publicly traded companies. From November 1997 through April 2000, Mr. Clancy was co-founder, Director and Executive Vice President of EarthFirst Technologies, Inc., a publicly traded company engaged in the alternative energy technology business. From 1992 through 1997, Mr. Clancy served as the Chief Compliance Officer for DMV, Inc. a Largo, Florida based boutique investment banking firm.  Mr. Clancy was honorably discharged after six years of service with the United States Marine Corps. Mr. Clancy received his BA in History from the University of South Florida in 2004.

On March 2, 2007, the Board of Directors agreed to provide Mr. Charles Broes, our chief executive officer, an annual base salary of $240,000 paid in equal monthly installments in addition to any other terms and conditions set forth in his employment agreement. As of the date of this Current Report on Form 8-K, Mr. Broes has not entered into an formal written arrangement with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VITALTRUST BUSINESS DEVELOPMENT CORPORATION

Date: April 30, 2007	By:	/s/ Charles Broes

Chief Executive Officer